Exhibit 5.1

[LETTERHEAD OF WALLER LANSDEN DORTCH & DAVIS, LLP]

March 13, 2013

BancorpSouth, Inc.

One Mississippi Plaza

Tupelo, Mississippi 38804

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to BancorpSouth, Inc., a Mississippi corporation (the “Company”), in connection with a registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to $500,000,000 of one or more series of the following securities (the “Securities”): (i) shares of common stock, $2.50 par value per share, of the Company (the “Common Shares”); (ii) shares of preferred stock, $2.50 par value per share, of the Company (the “Preferred Shares”); (iii) senior or subordinated debt securities of the Company (the “Debt Securities”); (iv) warrants to purchase Common Shares, Preferred Shares or Debt Securities (the “Warrants”); (v) depositary shares representing fractional interests in the Preferred Shares (the “Depositary Shares”); (vi) rights to purchase Common Shares or Preferred Shares (the “Rights”); (vii) purchase contracts representing contractual obligations to purchase or sell Common Shares, Preferred Shares, Debt Securities, Warrants or Depositary Shares; and (viii) units, comprised of any combination of the foregoing securities, which may be separable from one another. The Securities may be offered and sold by the Company from time to time as set forth in the prospectus which forms a part of the Registration Statement (the “Prospectus”), and as to be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

We have assumed that the issuance, sale, amount and terms of the Securities to be offered from time to time will be duly authorized and determined by proper action of the Board of Directors of the Company and in accordance with the Company’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), and applicable Mississippi law. We further assume that any Debt Securities will be issued pursuant to a “Debt Securities Indenture” in the form of either or both of a senior and subordinated Debt Securities Indenture, the forms of which are filed as exhibits to the Registration Statement, and both the senior and subordinated Debt Securities Indentures will be qualified under the Trust Indenture Act of 1939, as amended.

In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

In rendering the following opinions, we state that certain of our members are admitted to practice in the State of New York, and we express no opinion as to the laws of any jurisdiction other than the State of New York and the federal law of the United States. All opinions expressed are as of the date hereof except where expressly stated otherwise.

For purposes of this opinion, the term “Exceptions” shall mean any (A) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (B) general principles of equity (regardless of whether considered in a proceeding at law or in equity), including the following concepts: (i) principles governing the availability of specific performance, injunctive relief or other traditional equitable remedies; (ii) principles affording traditional equitable defenses (e.g., waiver, laches and estoppel); (iii) good faith and fair dealing; (iv) reasonableness; (v) materiality of the breach; (vi) impracticability or impossibility of performance; (vii) the effect of obstruction or failure to perform or otherwise act in accordance with any agreement by any person other than the Company; and (viii) unconscionability.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof:

1. When (A) the Board of Directors of the Company has taken all necessary corporate action to authorize the form, terms, execution and delivery of the Debt Securities, in each case so as not to violate any applicable law or any agreement or instrument to which the Company is a party or by which it is bound, (B) the Debt Securities have been issued in the form and contain the terms set forth in the Registration Statement, the Debt Securities Indenture and such appropriate corporate action, and (C) the Debt Securities have been authenticated by the trustee of the Debt Securities, then, upon the happening of such events and receipt by the Company of such lawful consideration as the Board of Directors (or an authorized committee thereof) may determine, the Debt Securities will be validly issued and will constitute valid and binding obligations of the Company, subject to the Exceptions.

To the extent that the obligations of the Company under any Debt Securities Indenture may be dependent upon such matters, we assume for purposes of this opinion that: (i) the other party or parties to such Debt Securities Indenture is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the other party or parties to such Debt Securities Indenture is duly qualified to engage in the activities contemplated by the agreement, as applicable; (iii) the Debt Securities Indenture has been duly authorized, executed and delivered by the other party or parties to such agreement, as applicable, and constitutes the valid and binding obligation of the other party or parties to such agreement, as applicable, enforceable against the other party or parties to such agreement, as applicable, in accordance with its terms; (iv) the other party or parties to such Debt Securities Indenture is in compliance, with respect to any actions the other party to such Debt Securities Indenture may take under such Debt Securities Indenture, as applicable, with all applicable laws and regulations; and (v) the other party or parties to such Debt Securities Indenture has the requisite organizational and legal power and authority to perform its obligations under such Debt Securities Indenture.

We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared for use in connection with the filing of the Registration Statement on the date of this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and further consent to the reference to this firm under the caption “Validity of Securities” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ WALLER LANSDEN DORTCH & DAVIS, LLP